                                                                   EXHIBIT 10.28

                                                                  EXECUTION COPY


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                                CREDIT AGREEMENT


                           Dated as of August 7, 2002


                                      among


                        AFFILIATED MANAGERS GROUP, INC.,
                                  as Borrower,


                             BANK OF AMERICA, N.A.,
                  as Administrative Agent and Swingline Lender,


                              THE BANK OF NEW YORK,
                              as Syndication Agent


                                       and


                               The Several Lenders
                        from Time to Time Parties Hereto


                         BANC OF AMERICA SECURITIES LLC
                    Sole Lead Arranger and Sole Book Manager


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                                TABLE OF CONTENTS

                                                                                                                PAGE
SECTION 1.              DEFINITIONS................................................................................1
    1.1.            Defined Terms..................................................................................1
    1.2.            Other Definitional and Interpretive Provisions................................................15
    1.3.            Accounting Terms..............................................................................16

SECTION 2.              AMOUNT AND TERMS OF COMMITMENTS; SWINGLINE LOANS..........................................16
    2.1.            Commitments...................................................................................17
    2.2.            Procedure for Borrowing.......................................................................17
    2.3.            Increase of Commitments.......................................................................17
    2.4.            Commitment Fee................................................................................18
    2.5.            Termination or Reduction of Commitments.......................................................19
    2.6.            Repayment of Loans; Evidence of Debt..........................................................19
    2.7.            Swingline Loans...............................................................................19
    2.8.            Procedure for Swingline Borrowing; Refunding of Swingline Loans...............................20

SECTION 3.              GENERAL PROVISIONS APPLICABLE TO THE LOANS................................................21
    3.1.            Optional Prepayments..........................................................................22
    3.2.            Mandatory Commitment Reductions; Mandatory Prepayments........................................22
    3.3.            Conversion and Continuation Options...........................................................22
    3.4.            Minimum Amounts and Maximum Number of Tranches................................................23
    3.5.            Interest Rates and Payment Dates..............................................................23
    3.6.            Computation of Interest and Fees..............................................................23
    3.7.            Inability to Determine Interest Rate..........................................................24
    3.8.            Pro Rata Treatment and Payments...............................................................24
    3.9.            Illegality....................................................................................26
    3.10.           Requirements of Law...........................................................................26
    3.11.           Taxes.........................................................................................27
    3.12.           Indemnity.....................................................................................28
    3.13.           Change of Lending Office......................................................................29

SECTION 4.              REPRESENTATIONS AND WARRANTIES............................................................29
    4.1.            Financial Condition...........................................................................29
    4.2.            No Change.....................................................................................30
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                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
    4.3.            Corporate Existence; Compliance with Law......................................................30
    4.4.            Corporate Power; Authorization; Enforceable Obligations.......................................30
    4.5.            No Legal Bar..................................................................................30
    4.6.            No Material Litigation........................................................................31
    4.7.            No Default....................................................................................31
    4.8.            Ownership of Property; Liens..................................................................31
    4.9.            Taxes.........................................................................................31
    4.10.           Federal Regulations...........................................................................31
    4.11.           ERISA.........................................................................................31
    4.12.           Investment Company Act; Investment Advisers Act...............................................32
    4.13.           Investment Advisory Agreements................................................................32
    4.14.           Subsidiaries and Other Ownership Interests....................................................33
    4.15.           Purpose of Loans..............................................................................33
    4.16.           Accuracy and Completeness of Information......................................................33
    4.17.           Pledge Agreements.............................................................................33

SECTION 5.              CONDITIONS PRECEDENT......................................................................33
    5.1.            Conditions to Initial Loans...................................................................33
    5.2.            Conditions to Each Loan.......................................................................35

SECTION 6.              AFFIRMATIVE COVENANTS.....................................................................36
    6.1.            Financial Statements..........................................................................36
    6.2.            Certificates; Other Information...............................................................37
    6.3.            Payment of Obligations........................................................................39
    6.4.            Conduct of Business and Maintenance of Existence..............................................39
    6.5.            Maintenance of Property; Insurance............................................................39
    6.6.            Inspection of Property; Books and Records; Discussions........................................39
    6.7.            Notices.......................................................................................40
    6.8.            Stock Pledges.................................................................................41
    6.9.            Guarantees....................................................................................41

SECTION 7.              NEGATIVE COVENANTS........................................................................41
    7.1.            Financial Condition Covenants.................................................................41
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                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                PAGE
    7.2.            Limitation on Indebtedness....................................................................42
    7.3.            Limitation on Liens...........................................................................43
    7.4.            Limitation on Guarantee Obligations...........................................................44
    7.5.            Limitation on Fundamental Changes.............................................................45
    7.6.            Limitation on Sale of Assets..................................................................45
    7.7.            Limitation on Leases..........................................................................46
    7.8.            Limitation on Dividends.......................................................................46
    7.9.            Limitation on Capital Expenditures............................................................46
    7.10.           Limitation on Investments, Loans and Advances.................................................46
    7.11.           Limitation on Payments of Subordinated Indebtedness...........................................47
    7.12.           Restriction on Amendments to Revenue Sharing Agreements.......................................47
    7.13.           Limitation on Transactions with Affiliates....................................................48
    7.14.           Limitation on Changes in Fiscal Year..........................................................48
    7.15.           Limitation on Synthetic Lease Obligations.....................................................48
    7.16.           Limitation on Acquisitions....................................................................48

SECTION 8.              EVENTS OF DEFAULT.........................................................................48

SECTION 9.              THE ADMINISTRATIVE AGENT..................................................................51
    9.1.            Appointment and Authorization of Administrative Agent.........................................51
    9.2.            Delegation of Duties..........................................................................51
    9.3.            Liability of Administrative Agent.............................................................51
    9.4.            Reliance by Administrative Agent..............................................................52
    9.5.            Notice of Default.............................................................................52
    9.6.            Credit Decision; Disclosure of Information by Administrative Agent............................52
    9.7.            Indemnification of Administrative Agent.......................................................53
    9.8.            Administrative Agent in Its Individual Capacity...............................................53
    9.9.            Successor Administrative Agent................................................................54
    9.10.           Administrative Agent May File Proof of Claim..................................................54
    9.11.           Collateral and Guaranty Matters...............................................................55
    9.12.           Other Agents; Arrangers and Managers..........................................................55

SECTION 10.             MISCELLANEOUS.............................................................................56
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                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                PAGE
    10.1.           Amendments and Waivers........................................................................56
    10.2.           Notices.......................................................................................57
    10.3.           No Waiver; Cumulative Remedies................................................................57
    10.4.           Survival of Representations and Warranties....................................................57
    10.5.           Payment of Expenses and Taxes.................................................................57
    10.6.           Successors and Assigns; Participations and Assignments........................................58
    10.7.           Adjustments; Set-off..........................................................................60
    10.8.           Counterparts..................................................................................61
    10.9.           Severability..................................................................................61
    10.10.          Integration...................................................................................61
    10.11.          GOVERNING LAW.................................................................................61
    10.12.          Submission To Jurisdiction; Waivers...........................................................62
    10.13.          Acknowledgements..............................................................................62
    10.14.          WAIVERS OF JURY TRIAL.........................................................................62
    10.15.          Confidentiality...............................................................................63

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                                CREDIT AGREEMENT

               This CREDIT AGREEMENT, dated as of August 7, 2002, is among Affiliated Managers Group, Inc., a Delaware corporation (the "BORROWER"), the several banks and other financial institutions from time to time parties to this Agreement (the "LENDERS") and Bank of America, N.A., as administrative agent for the Lenders, and The Bank of New York, as syndication agent.

                              W I T N E S S E T H :

               WHEREAS, the Borrower has acquired, and intends to acquire, directly or indirectly, majority and other equity interests (each an "ACQUISITION") in investment management firms (each, as hereinafter further defined, an "INVESTMENT FIRM"); and

               WHEREAS, the Borrower currently has loans outstanding under the existing Credit Agreement dated as of December 22, 1997 among the Borrower, the several lenders parties thereto, Bank of America, N.A. (formerly NationsBank, N.A.), as documentation agent, and JP Morgan Chase Bank (formerly The Chase Manhattan Bank), as administrative agent (the "EXISTING FACILITY"); and

               WHEREAS, the Borrower has requested loans of up to $235,000,000 (with such increases as may be permitted hereunder) on a revolving basis for the purposes set forth in SECTION 4.15; and

               WHEREAS, the Lenders are willing to make Loans to the Borrower, subject to the terms and conditions set forth in this Agreement;

               NOW, THEREFORE, the parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

               1.1. DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

               "ABR" means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

               "ABR LOAN" means a Loan that bears interest at a rate based upon the ABR.

               "ACQUISITION" is defined in the recitals hereto.

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               "ADJUSTED CONSOLIDATED EBITDA" means, for any Computation Period,
          Consolidated EBITDA for such Computation Period adjusted by giving effect on a PRO FORMA basis to Acquisitions completed during such Computation Period.

               "ADMINISTRATIVE AGENT" means Bank of America, N.A. in its capacity as administrative agent under this Agreement and the other Loan Documents, or any successor administrative agent.

               "ADMINISTRATIVE AGENT'S OFFICE" means the Administrative Agent's address and, as appropriate, account as set forth on SCHEDULE I, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

               "AFFILIATE" means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or
          (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

               "AGENT-RELATED PERSON" means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

               "AGREEMENT" means this Credit Agreement.

               "APPLICABLE MARGIN" means with respect to Eurodollar Loans and ABR Loans, from time to time, the rate per annum set forth under the headings "Applicable Margin for Eurodollar Loans" and "Applicable Margin for ABR Loans," respectively, on ANNEX I hereto based upon the Debt Rating.

               "ARRANGER" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

               "ASSET SALE" means any sale, issuance, conveyance, transfer, lease or other disposition, including by way of merger, consolidation or sale and leaseback transaction (any of the foregoing, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) all or substantially all of the properties and assets (other than marketable securities, including "margin stock" within the meaning of Regulation U, liquid investments and other financial instruments) of the Borrower or any Subsidiary, or (ii) any other properties or assets of the Borrower or any Subsidiary, other than in the ordinary course of business, to any Persons other than the Borrower or any Subsidiary. For the purposes of this definition, the term "Asset Sale" shall not include (a) any transfer of properties and assets to the extent that the gross proceeds from the transfer thereof do not exceed (i) $10,000,000 in any transaction or series of related transactions, taken as a whole, or (ii) $25,000,000 (irrespective of the size of the individual transactions) in the aggregate for all such transactions on or after the Closing Date, and (b) any transfer of the Capital Stock of any Investment Firm or any Subsidiary to a partner, officer, director,

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          shareholder, employee or member (or any entity owned or controlled by such Person) of an Investment Firm which is a Subsidiary or in which the Borrower or a Subsidiary has an ownership interest (any such transfer described in this CLAUSE (b), a "SHAREHOLDER ASSET SALE"). In addition, with regard to a Subsidiary, the term "Asset Sale" shall include only that portion of the gross proceeds to such Subsidiary from the transfer thereof representing the percentage of such proceeds equal to the percentage of the Borrower's ownership interest in such Subsidiary.

               "ASSIGNEE" is defined in SECTION 10.6(c).

               "ATTORNEY COSTS" means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable and documented allocated cost of internal legal services and all reasonable and documented expenses and disbursements of internal counsel; PROVIDED that in the case of the enforcement or preservation of any rights under the Loan Documents during the continuance of an Event of Default or in connection with any "workout", Attorney Costs shall not be limited by the term "reasonable" in this definition.

               "AVAILABLE COMMITMENT" means as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Commitment over (b) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding PLUS, for all purposes other than SECTION 2.4, its Commitment Percentage of any Swingline Loans.

               "BANK OF AMERICA" means Bank of America, N.A. and its successors.

               "BORROWER" is defined in the preamble hereto.

               "BORROWER PLEDGE AGREEMENT" means a pledge agreement substantially in the form of EXHIBIT B-1.

               "BORROWING DATE" means any Business Day specified in a notice pursuant to SECTION 2.2 or 2.8 as a date on which the Borrower requests the Lenders or the Swingline Lender to make Loans hereunder.

               "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent's Office is located, Boston, Massachusetts or New York, New York, and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

               "CAPITAL STOCK" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

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               "CASH EQUIVALENT" means, at any time, (a) any evidence of
          indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof,
          (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by S&P or P-l by Moody's (or carrying an equivalent rating by an internationally-recognized rating agency), (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions or money market deposit accounts that are issued or sold by, or maintained with, a commercial bank or financial institution incorporated under the laws of the United States, any state thereof or the District of Columbia which is rated at least A-1 by S&P or P-l by Moody's (or carrying an equivalent rating by an internationally-recognized rating agency), (d) any repurchase agreement entered into with a commercial bank or financial institution meeting the requirements of CLAUSE (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of CLAUSES (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial bank or financial institution thereunder, (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank or financial institution meeting the requirements of CLAUSE (c), or (f) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (e) of this definition.

               "CHANGE OF CONTROL" shall be deemed to occur on any date on which any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) shall have acquired beneficial ownership of Capital Stock having 30% or more of the ordinary voting power in the election of directors of the Borrower.

               "CLOSING DATE" means the date on which the conditions precedent set forth in SECTION 5.1 shall be satisfied.

               "CODE" means the Internal Revenue Code of 1986.

               "COMMITMENT" means, as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on SCHEDULE I under the heading "Commitment", as such amount may be increased or reduced from time to time in accordance with the provisions of this Agreement.

               "COMMITMENT FEE RATE" means, from time to time, the rate per annum set forth under the heading "Commitment Fee Rate" on ANNEX I hereto based upon the Debt Rating.

               "COMMITMENT PERCENTAGE" means as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which (a) the aggregate principal amount of such Lender's Revolving Loans then outstanding

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          PLUS (b) its Percentage of any Swingline Loans, constitutes of the aggregate principal amount of the Loans then outstanding).

               "COMMITMENT PERIOD" means the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

               "COMMONLY CONTROLLED ENTITY" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
          Section 414 of the Code.

               "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT H.

               "COMPUTATION PERIOD" means each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

               "CONSOLIDATED EBITDA" means for any period the consolidated EBITDA of the Borrower and its Subsidiaries for such period.

               "CONSOLIDATED INTEREST EXPENSE" means, for any period, the amount of interest expense of the Borrower and, to the extent payable out of Free Cash Flow (and not Operating Cash Flow) under the relevant Revenue Sharing Agreement, its Subsidiaries on a consolidated basis, net of the portion thereof attributable to minority interests, for such period.

               "CONSOLIDATED NET INCOME" (or "CONSOLIDATED NET LOSS") means for any period, consolidated net income (or loss) of the Borrower and its Subsidiaries for such period.

               "CONSOLIDATED NET WORTH" means, as at any date, all amounts included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

               "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

               "DEBT RATING" means, as of any date of determination, the rating as determined by either S&P or Moody's (collectively, the "DEBT RATINGS") of the Borrower's non-credit-enhanced, senior unsecured long-term debt; PROVIDED that if a Debt Rating is issued by each of the foregoing rating agencies, then the lower of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply.

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               "DEFAULT" means any of the events specified in SECTION 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

               "DEFAULT RATE" means an interest rate equal to (a) the ABR PLUS
          (b) the Applicable Margin, if any, applicable to ABR Loans PLUS (c) 2% per annum; PROVIDED that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to (i) the Eurodollar Rate applicable to such Loan PLUS (ii) the Applicable Margin applicable to Eurodollar Loans PLUS (iii) 2% per annum.

               "DOLLARS" and "$" mean lawful currency of the United States of America.

               "EBITDA" means, for any Person for any period, the sum (without duplication) of the amount for such Person for such period of (a) its net income before taxes and (b) to the extent deducted in determining its net income, (i) its interest expense (including capitalized interest expense), (ii) its depreciation expense, (iii) its amortization expense and (iv) its Non-Cash Based Compensation Costs.

               "EQUITY UNIT" is defined in the definition of Feline Prides.

               "ERISA" means the Employee Retirement Income Security Act of
          1974.

               "EURODOLLAR LOAN" means a Loan that bears interest at a rate based upon the Eurodollar Rate.

               "EURODOLLAR RATE" means, for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

                       Eurodollar Rate =          EURODOLLAR BASE RATE
                                          -------------------------------------
                                          1.00 - Eurocurrency Reserve Percentage

                       Where,

                       "EURODOLLAR BASE RATE" means, for such Interest Period:

                       (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                       (b) if the rate referenced in the preceding CLAUSE (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the

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               first day of such Interest Period) with a term equivalent to such
               Interest Period, determined as of approximately 11:00 a.m.
               (London time) two Business Days prior to the first day of such Interest Period, or

                       (c)   if the rates referenced in the preceding CLAUSES
               (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

                       "EURODOLLAR RESERVE PERCENTAGE" means, for any day during
               any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

               "EVENT OF DEFAULT" means any of the events specified in SECTION 8; PROVIDED that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

               "EXISTING FACILITY" is defined in the recitals.

               "FEDERAL FUNDS RATE" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; PROVIDED that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

               "FELINE PRIDES" means the equity security units (each an "EQUITY UNIT") issued by the Borrower on December 18, 2001, consisting of (a) interest bearing notes due approximately five years from the date of issuance ("FELINE PRIDES SENIOR NOTES") and (b) purchase contracts under which the purchaser of such Equity Unit agrees to purchase common stock of the Borrower for an amount equal to the face amount of the Feline

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          Prides Senior Notes held by such purchaser on a date approximately three years from the date of issuance.

               "FINANCING LEASE" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

               "FRB" means the Board of Governors of the Federal Reserve System of the United States.

               "FREE CASH FLOW" means distributions due and payable to the Borrower by and from an Investment Firm under the Revenue Sharing Agreement applicable to such Investment Firm, including "Free Cash Flow" or "Owners' Allocation" as such terms are defined in certain Revenue Sharing Agreements.

               "FUNDS" means the collective reference to all Investment Companies and other investment accounts or funds (in whatever form and whether personal or corporate) for which any Subsidiary or Investment Firm provides advisory, management or administrative services.

               "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

               "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "GUARANTEE OBLIGATION" means as to any Person (the "GUARANTEEING PERSON"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in any such case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

               "HEADQUARTERS LEASE" means the lease of the Borrower's headquarters entered into in connection with the Participation Agreement dated as of December 1, 2000 among Realty Facility Holdings XII LLC, the Borrower, the Provident Bank and Cornerstone Funding Corporation I.

               "INDEBTEDNESS" means, as to any Person at any date and without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument (including the Feline Prides Senior Notes), (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all obligations of such Person under noncompetition agreements reflected as liabilities on a balance sheet of such Person in accordance with GAAP, (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (g) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations (valued, at such date, in accordance with the Borrower's customary practices, as approved by its independent certified public accountants) and (h) all Guarantee Obligations of such Person in respect of any of the foregoing. For purposes of the foregoing definition, with regard to a Subsidiary, the term "Indebtedness" shall include only that portion of its Indebtedness representing the percentage of its Indebtedness equal to the percentage of the Borrower's ownership interest in such Subsidiary. For the avoidance of doubt, the term "Indebtedness" shall not include (i) Synthetic Lease Obligations, (ii) any Guarantee Obligations in respect of Synthetic Lease Obligations or (iii) any liabilities secured by any Lien in connection with Synthetic Lease Obligations.

               "INDEMNIFIED LIABILITIES" is defined in SECTION 10.05.

               "INSOLVENCY" means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

               "INSOLVENT" pertaining to a condition of Insolvency.

               "INTEREST PAYMENT DATE" means (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period,
          (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Loan, the date of any prepayment thereof.

               "INTEREST PERIOD" means, with respect to any Eurodollar Loan:

                       (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one week, two weeks or one, two, three or six months thereafter (or such other period as is requested by the Borrower and consented to by the Lenders and the Administrative Agent), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                       (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one week, two weeks or one, two, three or six months thereafter (or such other period as is requested by the Borrower and consented to by the Lenders and the Administrative Agent), as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

          PROVIDED that the foregoing provisions relating to Interest Periods are subject to the following:

                       (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                       (2) the Borrower may not select any Interest Period that would extend beyond the scheduled Termination Date; and

                       (3) unless otherwise agreed by the Borrower, the Required Lenders and the Administrative Agent, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the appropriate subsequent calendar month.

               "INVESTMENT ADVISERS ACT" means the Investment Advisers Act of 1940.

               "INVESTMENT COMPANY" means an "investment company" as such term is defined in the Investment Company Act.

               "INVESTMENT COMPANY ACT" means the Investment Company Act of
          1940.

               "INVESTMENT FIRM" means any Subsidiary or other Person engaged, directly or indirectly, primarily in the business (the "INVESTMENT MANAGEMENT BUSINESS") of providing investment advisory, management, distribution or administrative services to

          Funds (or investment accounts or funds which will be included as Funds after the Borrower acquires an interest in such other Person) and in which the Borrower, directly or indirectly, has purchased or otherwise acquired, or has entered into an agreement to purchase or otherwise acquire, Capital Stock or other interests entitling the Borrower, directly or indirectly, to a share of the revenues, earnings or value thereof.

               "INVESTMENT MANAGEMENT BUSINESS" is defined in the definition of "Investment Firm."

               "LENDERS" is defined in the preamble hereto (and such term includes the Swingline Lender).

               "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease or synthetic lease having substantially the same economic effect as any of the foregoing).

               "LOAN DOCUMENTS" means this Agreement, any Notes and the Pledge Agreements.

               "LOAN PARTY" means the Borrower and each Subsidiary that is a party to a Loan Document.

               "LOANS" means the Revolving Loans and the Swingline Loans.

               "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party or (c) the validity or enforceability against any Loan Party of this or any of the other Loan Documents to which it is a party or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

               "MOODY'S" means Moody's Investors Service, Inc. and any successor thereto.

               "MULTIEMPLOYER PLAN" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

               "NET PROCEEDS" means, with respect to any Asset Sale or Shareholder Asset Sale, the net amount equal to the aggregate amount received (including by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise) in connection with such Asset Sale or Shareholder Asset Sale MINUS the sum of (a) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower or any Subsidiary, as applicable, in connection with such Asset Sale or Shareholder Asset Sale (other than amounts payable to Affiliates of the Person making such disposition) and (b) federal, state and local taxes incurred in connection with such Asset Sale or Shareholder Asset Sale, whether or not payable at such time. For purposes of the foregoing definition, with regard to a Subsidiary, the term "Net Proceeds" shall include only that portion of its Net Proceeds representing the percentage of its Net Proceeds equal to the percentage of the Borrower's ownership interest in such Subsidiary (or, if less in the case of any Asset Sale by a Subsidiary, the portion to which the Borrower is entitled under any relevant Revenue Sharing Agreement or other operating agreement with or with respect to such Subsidiary).

               "NON-CASH BASED COMPENSATION COSTS" means for any period, the amount of non-cash expense or costs computed under APB No. 25 and related interpretations or FAS 123 and related interpretations, which relate to the issuance of interests in the Borrower, any Subsidiary or any Investment Firm.

               "NON-EXCLUDED TAXES" is defined in SECTION 3.11.

               "NOTE" is defined in SECTION 2.6(e).

               "OPERATING CASH FLOW" is that term defined as either "Operating Cash Flow" or "Operating Allocation" in the relevant Revenue Sharing Agreement; PROVIDED, HOWEVER, that in the event such term is not defined in any Relevant Sharing Agreement, Operating Cash Flow shall mean all revenues other than Free Cash Flow (as defined in this Agreement) for the applicable Investment Firm.

               "PARTICIPANT" is defined in SECTION 10.6(b).

               "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

               "PERCENTAGE" means for any Lender the percentage set forth under the heading "Percentage" on SCHEDULE I hereto, as adjusted from time to time due to changes in such Lenders' Commitment and in the aggregate Commitments in accordance with the provisions of this Agreement.

               "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

               "PLAN" means at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

               "PLEDGE AGREEMENTS" means, collectively, the Borrower Pledge Agreement and the Subsidiary Pledge Agreement.

               "PLEDGE AGREEMENT SUPPLEMENT" means a Pledge Agreement Supplement substantially in the form of Annex I to EXHIBIT B-1 or B-2, as applicable.

               "PLEDGED COLLATERAL" is defined in each Pledge Agreement.

               "REFUNDED SWINGLINE LOANS" is defined in SECTION 2.8(b).

               "REFUNDING DATE" is defined in SECTION 2.8(c).

               "REGISTER" is defined in SECTION 10.6(d).

               "REGULATION U" means Regulation U of the FRB.

               "REORGANIZATION" means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

               "REPORTABLE EVENT" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding however, such events as to which the PBGC by regulation waived the requirements of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; PROVIDED, HOWEVER, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

               "REQUIRED LENDERS" means at any time, Lenders the Commitment Percentages of which aggregate at least 51%.

               "REQUIREMENT OF LAW" means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

               "RESPONSIBLE OFFICER" means each of the chief executive officer, the president and any executive vice president of the Borrower or, with respect to financial matters, the senior financial officer of the Borrower, in each case acting singly.

               "REVENUE SHARING AGREEMENT" means each agreement entered into by the Borrower or a Subsidiary with an Investment Firm pursuant to which a specified percentage of the revenue of such Investment Firm is distributed among such Investment Firm's partners, shareholders or members, PRO RATA in accordance with such partners', shareholders' or members' ownership percentages in such Investment Firm (such percentage being referred to in certain Revenue Sharing Agreements as "Free Cash Flow" or "Owners' Allocation"), or any other agreement providing for the distribution of income, revenue or assets of an Investment Firm.

               "REVOLVING LOAN" is defined in SECTION 2.1(a).

               "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

               "SECURITIES ACTS" means the Securities Act of 1933 and the Securities Exchange Act of 1934.

               "SHAREHOLDER ASSET SALE" is defined in the definition of Asset Sale.

               "SINGLE EMPLOYER PLAN" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

               "SUBORDINATED INDEBTEDNESS" means (a) Indebtedness of the Borrower and/or any other Loan Party under any Subordinated Payment Note and (b) other Indebtedness of the Borrower or any Subsidiary which has maturities and other terms, and which is subordinated to the obligations of the Borrower and its Subsidiaries hereunder and under the other Loan Documents in a manner, approved in writing by the Required Lenders.

               "SUBORDINATED PAYMENT NOTES" means any unsecured notes evidencing Indebtedness of the Borrower and/or any other Loan Party or obligations issued to a seller in connection with an Acquisition of an Investment Firm or in connection with an increase of the Borrower's ownership interest in an Investment Firm, in each case as permitted hereunder (i) for which the Borrower and/or any other Loan Party is directly, primarily or contingently liable, (ii) the payment of the principal of and interest on which and other obligations of the Borrower or such other Loan Party in respect of which are subordinated to the prior payment in full of the principal of and interest (including post-petition interest whether or not allowed as a claim in any proceeding) on the Loans and all other obligations and liabilities of the Borrower or such other Loan Party to the Administrative Agent and the Lenders hereunder, and (iii) which are generally consistent with the terms and conditions of subordination set forth in EXHIBIT G hereof (with any variations to such terms and conditions being subject to approval by the Administrative Agent) or otherwise satisfactory in form and substance to the Required Lenders. For the avoidance of doubt, the term "Subordinated Payment Notes" includes the Subordinated Promissory Notes issued by The Managers Funds LLC, a majority-owned subsidiary of the Borrower, pursuant to the Purchase Agreement dated May 22, 2000 by and among the Borrower, The Managers Funds LLC and Smith Breeden Associates, Inc. and any contingent consideration issuable by the Borrower in a form substantially the same as the form of contingent consideration described in the Friess Associates, LLC Amended and Restated LLC Agreement dated August 28, 2001.

               "SUBSIDIARY" means, as to any Person, a corporation, partnership, limited liability company or other entity of which Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

               "SUBSIDIARY PLEDGE AGREEMENT" means a Subsidiary Pledge Agreement substantially in the form of EXHIBIT B-2.

               "SWINGLINE AMOUNT" means the lesser of $15,000,000 and the aggregate amount of the Commitments.

               "SWINGLINE LENDER" means Bank of America in its capacity as the lender of the Swingline Loans, or any successor swingline lender hereunder.

               "SWINGLINE LOANS" is defined in SECTION 2.7(a).

               "SWINGLINE PARTICIPATION AMOUNT" is defined in SECTION 2.8(c).

               "SYNTHETIC LEASE OBLIGATION" means the monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease (including the Headquarters Lease), or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

               "TERMINATION DATE" means August 7, 2005 or any earlier date when the Commitments hereunder are terminated.

               "TOTAL INDEBTEDNESS" means at any time, the aggregate principal amount (including capitalized interest) of all Indebtedness of the Borrower and its Subsidiaries (including pursuant to the Loans, the Zero-Coupon Bonds, purchase money obligations and amounts payable under noncompetition agreements); PROVIDED that Total Indebtedness shall not include (a) Subordinated Payment Notes, (b) Indebtedness of the Borrower owing to any Subsidiary permitted in SECTION 7.2(k), (c) Indebtedness of any Subsidiary owing to the Borrower or any other Loan Party or (d) (i) 80% of the principal amount of the Feline Prides Senior Notes until December 21, 2002, (ii) 85% of the principal amount of the Feline Prides Senior Notes from December 22, 2002 to December 21, 2003 and (iii) 90% of the principal amount of the Feline Prides Senior Notes from December 22, 2003 to November 30, 2004.

               "TRANCHE" means the collective reference to Eurodollar Loans having Interest Periods that began or will begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

               "TRANSFEREE" is defined in SECTION 10.6(f).

               "TYPE" means, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

               "ZERO-COUPON BONDS" means the $251,000,000 senior unsecured convertible zero-coupon bonds due 2021 issued by the Borrower on May 7, 2001.

               1.2.    OTHER DEFINITIONAL AND INTERPRETIVE PROVISIONS.
(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

               (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in SECTION 1.1 and accounting terms partly defined in
SECTION 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

               (c) The term "including" is not limiting and means "including without limitation."

               (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions and rules consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

               (e) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, clause, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               (f) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               1.3.    ACCOUNTING TERMS.

               (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2001 and the related audited consolidated statements of income and of cash flows for the fiscal year ended on such date, audited by PricewaterhouseCoopers LLP, except as otherwise specifically prescribed herein.

               (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); PROVIDED that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

           SECTION 2. AMOUNT AND TERMS OF COMMITMENTS; SWINGLINE LOANS

               2.1. COMMITMENTS. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("REVOLVING LOANS") (PROVIDED that any repricing or conversion of an outstanding Revolving Loan shall not be considered a making of a Revolving Loan) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Commitment; PROVIDED that no Lender shall be obligated to make a Revolving Loan if, after giving effect to the making of such Revolving Loan, such Lender's Available Commitment would be less than zero. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

               (b) The Revolving Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with SECTIONS
2.2 and 3.3.

               2.2. PROCEDURE FOR BORROWING. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day; PROVIDED that the Borrower shall give the Administrative Agent irrevocable written notice, in substantially the form of EXHIBIT I hereto (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Eurodollar Loans or (b) on the requested Borrowing Date, if all of the requested Loans are to be initially ABR Loans), in each case specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods for such Eurodollar Loans. Each borrowing of ABR Loans shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and each borrowing of Eurodollar Loans shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent's Office prior to 1:00 p.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. The failure of any Lender to make a Revolving Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation to make available its share of such borrowing.

               2.3. INCREASE OF COMMITMENTS. (a) So long as no Default exists, the Borrower shall have the right, not less than 90 days prior to the Termination Date, to request in writing, from time to time (but not more than five times), that the aggregate amount of the Commitments then in effect be increased effective upon a specific date (the "INCREASE EFFECTIVE DATE") set forth in such request (the "INCREASE REQUEST"); PROVIDED that no such increase shall be permitted if, after giving effect thereto, the aggregate amount of the Commitments would exceed $350,000,000 (less the amount of any previous reductions in the Commitments pursuant to

SECTION 2.5 or 3.2). Any such increase shall be in an incremental aggregate amount of not less than, in the case of the first such increase, $15,000,000, and in the case of any subsequent increase, not less than the lesser of (i) $25,000,000 and (ii) the remainder of $350,000,000 (less the amount of any previous reductions in the Commitments pursuant to SECTION 2.5 or 3.2) MINUS the amount of the total aggregate Commitments then in effect (the "REQUESTED AMOUNT") and shall increase permanently the amount of the aggregate amount of the Commitments then in effect.

               (b) If on the date (the "INCREASE RESPONSE DATE") that is 30 days after the date of any Increase Request any Lenders or prospective Lenders elect, in their sole discretion, to increase their Commitments (each an "INCREASING LENDER") by an aggregate amount equal to the Requested Amount, then, subject to the provisions of this SECTION 2.3, on the Increase Effective Date therefor, which shall be at least five Business Days after the Increase Response Date, the Commitments of such Increasing Lenders, and correspondingly, the aggregate amount of the Commitments, shall be increased accordingly. Notwithstanding any provision of this Agreement to the contrary, any notice by any Lender of its willingness to increase its Commitment shall be revocable by such Lender in its sole and absolute discretion at any time prior to the related Increase Effective Date.

               (c) Each increase in the Commitment of an Increasing Lender shall be evidenced by a written instrument executed by such Increasing Lender, the Borrower and the Administrative Agent, and shall take effect on the related Increase Effective Date.

               (d) If any Lenders or prospective Lenders shall have elected to increase their Commitments as provided in this SECTION 2.3, then as of the related Increase Effective Date (i) the Commitments of each Increasing Lender shall take effect and (ii) the Commitments of the Lenders which are not Increasing Lenders shall remain constant. In the event any Increasing Lender is not a Lender prior to the related Increase Effective Date, such Increasing Lender shall be subject to approval by the Borrower and the Administrative Agent (such approval not to be unreasonably withheld) and such Increasing Lender, the Borrower and the Administrative Agent shall execute and deliver a joinder agreement (a "JOINDER AGREEMENT") in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Increasing Lender shall become a party to this Agreement.

               (e) From and after any Increase Effective Date, the Borrower and the Administrative Agent shall cooperate in making conversions of the Eurodollar Loans from one interest rate basis to another and in selecting Interest Periods to be applicable thereto in order, during a reasonable period following the Increase Effective Date, to make the Loans of each Lender ratable (based on their respective Commitment Percentages after giving effect to the increased Commitments hereunder) in the various Tranches.

               2.4. COMMITMENT FEE. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March,

June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

               2.5. TERMINATION OR REDUCTION OF COMMITMENTS. The Borrower shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the aggregate amount of the Commitments to an amount that is not less than the aggregate principal amount of all outstanding Loans. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

               2.6. REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to SECTION 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in SECTION 3.5.

               (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

               (c) The Administrative Agent shall maintain the Register pursuant to SECTION 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable with respect to each Eurodollar Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

               (d) The entries made in the Register and the accounts of each Lender maintained pursuant to SECTION 2.6(b) shall, to the extent permitted by applicable law, be PRIMA FACIE evidence of the existence and amounts of the obligations of the Borrower therein recorded; PROVIDED that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

               (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the form of EXHIBIT A with appropriate insertions as to date and principal amount (a "NOTE").

               2.7.    SWINGLINE LOANS.

               (a) Subject to the terms and conditions hereof, the Swingline Lender may (in its sole and absolute discretion) make a portion of the credit otherwise available to the

          Borrower under the Commitments available from time to time during the Commitment Period by making swing line loans ("SWINGLINE LOANS") to the Borrower; PROVIDED that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Amount and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments would be less than zero. During the Commitment Period, the Borrower may borrow, repay, and reborrow Swingline Loans, subject to the agreement of the Swingline Lender and in accordance with the terms and conditions hereof. All Swingline Loans shall be ABR Loans.

               (b) The Borrower shall repay all outstanding Swingline Loans on the Termination Date.

               2.8. PROCEDURE FOR SWINGLINE BORROWING; REFUNDING OF SWINGLINE LOANS.

               (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender and the Administrative Agent irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each Swingline Loan shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 1:15 p.m., New York City time, on the proposed Borrowing Date (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in
          SECTION 2.7(a)(ii) or (B) that one or more of the applicable conditions specified in SECTION 5 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may (in its sole and absolute discretion), not later than 3:00 p.m., New York City time, on the proposed Borrowing Date, make available to the Administrative Agent at the Administrative Agent's Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of any such Swingline Loan available to the Borrower by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

               (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to act on its behalf), request each Lender to make, and each Lender hereby agrees to make, an ABR Loan, in an amount equal to such Lender's Commitment Percentage of the aggregate amount of the Swingline Loans (the "REFUNDED SWINGLINE LOANS") outstanding on the date of such notice, to repay the Swingline Lender. Such request shall be made in writing and in accordance with the requirements of SECTION 2.2, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans. Each Lender shall make the amount of such Loan available to the Administrative Agent at the Administrative Agent's Office in immediately available funds, not later than 1:00 p.m. New York City time, on the Borrowing Date specified by the Swingline Lender. The proceeds of such Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.

               (c) If prior to the time a Loan would have otherwise been made pursuant to SECTION 2.8(b), one of the events described in SECTION 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Administrative Agent in its sole discretion, Loans may not be made as contemplated by SECTION 2.8(b), each Lender shall, on the date such Loan was to have been made pursuant to the notice referred to in
          SECTION 2.8(b) (the "REFUNDING DATE"), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "SWINGLINE PARTICIPATION AMOUNT") equal to (i) such Lender's Commitment Percentage TIMES (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Loans.

               (d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's PRO RATA portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); PROVIDED that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

               (e) Each Lender's obligation to make the Loans referred to in
          SECTION 2.8(b) and to purchase participating interests pursuant to
          SECTION 2.8(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the existence of a Default or the failure to satisfy any of the other conditions specified in
          SECTION 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by any Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

              SECTION 3. GENERAL PROVISIONS APPLICABLE TO THE LOANS

               3.1. OPTIONAL PREPAYMENTS. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent, at least four Business Days' prior to the date of prepayment if all or any part of the Loans to be prepaid are Eurodollar Loans, and at least one Business Day prior to the date of prepayment if all of the Loans to be prepaid are ABR Loans, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to SECTION 3.12. Partial prepayments of ABR Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, and partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

               3.2.    MANDATORY COMMITMENT REDUCTIONS; MANDATORY PREPAYMENTS.
(a) Concurrently with any Asset Sale or Shareholder Asset Sale if, after giving effect to such Shareholder Asset Sale, the Borrower does not continue to hold, directly or indirectly, in excess of a 50% ownership interest in the relevant Subsidiary or Investment Firm, the aggregate amount of the Commitments shall be permanently reduced by the excess (rounded down, if necessary, to an integral multiple of $5,000,000), if any, of the aggregate amount of the Net Proceeds of all Asset Sales and all such Shareholder Asset Sales made after the Closing Date (excluding any portion of such amount previously applied to reduce the Commitments pursuant to this SECTION 3.2) OVER $200,000,000; PROVIDED that the requirements of this CLAUSE (a) shall not apply to Net Proceeds from any Asset Sale or Shareholder Asset Sale to the extent that the Borrower notifies the Administrative Agent prior to or concurrently with the receipt of such Net Proceeds that such Net Proceeds are intended to be used, and such Net Proceeds are in fact used, to purchase similar assets within 180 days after such Asset Sale or Shareholder Asset Sale.

               (b) If, as a result of the reduction of the Commitments pursuant to CLAUSE (a), the aggregate principal amount of the Loans exceeds the aggregate amount of the Commitments, the Borrower shall immediately prepay Loans in the amount of such excess. All prepayments of Loans pursuant to this SECTION 3.2(b) shall be made without premium or penalty (but shall be subject to SECTION 3.12) and shall be accompanied by accrued and unpaid interest on the principal amount being prepaid. All such prepayments shall be applied as directed in writing by the Borrower or, in the absence of such direction, FIRST, to prepay Swingline Loans until the Swingline Loans are paid in full, SECOND, to prepay ABR Loans until the ABR Loans are paid in full and, THIRD, to prepay Eurodollar Loans.

               3.3. CONVERSION AND CONTINUATION OPTIONS. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable written notice, substantially in the form of EXHIBIT J hereto, of such election; PROVIDED that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans (other than ABR Loans which are Swingline Loans) to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable written notice, substantially in the form of EXHIBIT J hereto, of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein; PROVIDED that no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate.

               (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving written notice, substantially in the form of EXHIBIT J hereto, to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in SECTION 1.1, of the length of the next Interest Period to be applicable to such Loans; PROVIDED that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate; and PROVIDED, FURTHER, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

               3.4. MINIMUM AMOUNTS AND MAXIMUM NUMBER OF TRANCHES. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than 10 Eurodollar Tranches outstanding at any time.

               3.5. INTEREST RATES AND PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day PLUS the Applicable Margin.

               (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR PLUS the Applicable Margin.

               (c) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws. Furthermore, upon the request of the Required Lenders, at any time an Event of Default exists, the Borrower shall pay interest on the Loans at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

               (d) Interest shall be payable in arrears on each Interest Payment Date and on the Termination Date; PROVIDED that interest accruing pursuant to
SECTION 3.5(c) shall be payable from time to time on demand.

               3.6. COMPUTATION OF INTEREST AND FEES. (a) Interest based on Bank of America's "prime rate" shall be calculated on the basis of a year of 365 (or, if applicable, 366) days and for the actual number of days elapsed. All other interest and all fees shall be calculated on the basis of a year of 360 days and for the actual number of days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in the ABR or the Eurodollar Reserve Percentage.

               (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to SECTION 3.5(a).

               3.7. INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

               (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

               (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by the Required Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the affected Lenders as soon as practicable thereafter. If such notice is given, (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

               3.8. PRO RATA TREATMENT AND PAYMENTS. (a) Except as provided in SECTION 2.3(e), each borrowing by the Borrower from the Lenders hereunder (other than borrowings of Swingline Loans), each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made PRO RATA according to the respective Commitment Percentages of the Lenders. Subject to SECTIONS 2.3(e) and 2.8(d), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made PRO RATA according to the respective outstanding principal amounts of the Loans then held by the Lenders; PROVIDED that payments in respect of Swingline Loans that have not been refunded with Revolving Loans pursuant to SECTION 2.8(b) shall be for the account of the Swingline Lender only (subject to the Swingline Lender's obligation to share with any participants in the Swingline Loans). All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders at the Administrative Agent's Office, in Dollars and in immediately available funds (and funds received after that time shall be deemed to have been received on the next succeeding Business Day). The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt (and if such payment is received prior to 12:00 noon, on the same day) in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

               (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its portion of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's portion of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

               (c) In the event that a Lender fails to make available after a period of three Business Days to the Administrative Agent its portion of a borrowing, the Borrower may, upon not less than five Business Days prior irrevocable written notice to the Administrative Agent, immediately terminate the Commitment of such Lender, and designate an acceptable replacement Lender (which may be one of the other Lenders) to purchase at par all of the Lender's interests in accordance with the provisions of SECTION 10.6(c). Any Lender being so replaced by the Borrower agrees to transfer its interest in this Agreement and, if applicable, its Note, to the substitute Lender pursuant to
SECTION 10.6(c); PROVIDED that concurrently with such transfer, such Lender so substituted shall be paid all amounts owing to it hereunder and all costs reasonably determined by it to be attributable to such transfer. Notwithstanding the foregoing, the Lender being replaced shall not be deemed to be released from any of its rights or obligations under any Loan Document (including SECTION 9.7) for actions taken or failed to be taken by it prior to the date of such substitution. Notwithstanding any of the provisions of this SECTION 3.8, this subsection shall not apply to the Swingline Loans.

               3.9. ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to SECTION 3.12.

               3.10. REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                       (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by SECTION 3.11 and changes in the rate of tax on the overall net income of such Lender);

                       (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                       (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of agreeing to make or maintain, or of making, converting into, continuing or maintaining, Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

               (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

               (c) If any Lender becomes entitled to claim any additional amounts pursuant to this SECTION 3.10, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; PROVIDED that no additional amount shall be payable under this SECTION 3.10 for a period longer than one year prior to such notice to the Borrower. A certificate as to any additional amounts payable pursuant to this
SECTION 3.10 submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive for a period of one year after the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               3.11. TAXES. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. In addition, if any Non-Excluded Taxes are directly imposed on or asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Non-Excluded Taxes and the Borrower will promptly pay such additional amount (including any penalty, interest or expense) as is necessary in order that the net amount received by the Administrative Agent or such Lender after the payment of such Non-Excluded Taxes (including any taxes on such additional amounts) shall equal the amount such Person would have received had such Non-Excluded Taxes not been imposed or asserted. Notwithstanding the foregoing two sentences, the Borrower shall not be required to increase any amount payable, or pay any additional amount, under this SECTION 3.11(a) to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of SECTION 3.11(b). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the

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Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive for a period of one year the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

                       (i) deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8ECI or Form W-8BEN, or successor applicable form, as the case may be;

                       (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

                       (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Such Lender shall certify that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to SECTION 8.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection; PROVIDED that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

               3.12. INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so prepaid, borrowed, converted or continued, for the period from the date of such prepayment or of such failure to prepay, borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               3.13. CHANGE OF LENDING OFFICE. Each Lender agrees that if it makes any demand for payment under SECTION 3.10 or 3.11(a), or if any adoption or change of the type described in SECTION 3.9 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be unreasonably disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under SECTION 3.10 or 3.11(a), or would eliminate or reduce the effect of any adoption or change described in SECTION 3.9.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

               To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

               4.1. FINANCIAL CONDITION. The Borrower has heretofore furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2001 and the related audited consolidated statements of income and of cash flows for the fiscal year ended on such date, audited by PricewaterhouseCoopers LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2002 and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, certified by a Responsible Officer (the "FINANCIAL STATEMENTS"). The Financial Statements present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at December 31, 2001 and March 31, 2002 and present fairly, in all material respects, the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnote disclosure). The Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved. Except as set forth on SCHEDULE 4.1, neither the Borrower nor any of its consolidated Subsidiaries had, at December 31, 2001 or at the date hereof, any material Guarantee Obligation, material contingent liability or material liability for taxes, or any material long-term lease or unusual material forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except as set forth on SCHEDULE 4.1, during the period from December 31, 2001 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries as of December 31, 2001.

               4.2. NO CHANGE. (a) From December 31, 2001, except as set forth in the Financial Statements and except as set forth on SCHEDULE 4.2, there has been no development or event which has had or could have a Material Adverse Effect, and (b) except as set forth on SCHEDULE 4.2, during the period from December 31, 2001 to and including the date hereof, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any Subsidiary.

               4.3. CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of the Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its material properties, to lease the material properties it operates as lessee and to conduct the businesses in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing would not have a Material Adverse Effect and (d) is in compliance with its certificate of incorporation and by-laws or other similar organizational or governing documents and with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

               4.4. CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Borrower has the corporate power and authority, and the legal right to borrow hereunder and has taken all necessary corporate action to authorize such borrowings on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents against any Loan Party that is a party thereto; PROVIDED that the Administrative Agent's rights under the Pledge Agreements are subject to the terms and provisions thereof. This Agreement has been, and each other Loan Document will be when delivered, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when delivered will constitute, a legal, valid and binding obligation of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

               4.5. NO LEGAL BAR. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, the borrowings hereunder and the use of the proceeds thereof will not violate any certificate of incorporation and by-laws or other similar organizational or governing documents, Requirement of Law or Contractual Obligation of the Borrower or of any Subsidiary, except for such violations of Requirements of Law or Contractual Obligations which could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such organizational or governing document, Requirement of Law or Contractual Obligation, except pursuant to this Agreement and the other Loan Documents.

               4.6. NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of its or their respective properties or revenues which could reasonably be expected to have a Material Adverse Effect.

               4.7. NO DEFAULT. Neither the Borrower nor any Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

               4.8. OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by SECTION 7.3.

               4.9. TAXES. Each of the Borrower and each Subsidiary has filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed or has timely filed a request for an extension of such filing and has paid all taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and, except as set forth on SCHEDULE 4.9, all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower and as to any of which the failure to pay would not have a Material Adverse Effect); no tax Lien has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

               4.10. FEDERAL REGULATIONS. (a) None of the Pledged Collateral consists of "margin stock" (within the meaning of Regulation U). "Margin stock" (within the meaning of Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge or any similar restriction hereunder. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

               (b) The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the FRB) which limits its ability to incur Indebtedness.

               4.11. ERISA. No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all accrued benefits under any Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. There are no Multiemployer Plans. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan.

               4.12.   INVESTMENT COMPANY ACT; INVESTMENT ADVISERS ACT.
(a) Neither the Borrower nor any Subsidiary or other Investment Firm is, or after giving effect to any Acquisition will be, an "investment company" within the meaning of the Investment Company Act.

               (b) Each Subsidiary and each other Investment Firm is, to the extent required thereby, duly registered as an investment adviser under the Investment Advisers Act, except to the extent the failure to be so registered could not reasonably be expected to have a Material Adverse Effect. On the date hereof, the Borrower is not an "investment adviser" within the meaning of the Investment Advisers Act. Each Fund which is sponsored by any Subsidiary or other Investment Firm and which is required to be registered as an "investment company" under the Investment Company Act is duly registered as such thereunder, except to the extent the failure to be so registered could not reasonably be expected to have a Material Adverse Effect.

               (c) The Borrower is not required to be registered as a broker-dealer under the Securities Acts (and each Subsidiary and other Investment Firm required to be so registered is so duly registered), except to the extent the failure to be so registered could not reasonably be expected to have a Material Adverse Effect.

               (d) Each of the Borrower, each Subsidiary and each other Investment Firm is duly registered, licensed or qualified as an investment adviser or broker-dealer in each State of the United States where the conduct of its business requires such registration, licensing or qualification and is in compliance in all material respects with all Federal and State laws requiring such registration, licensing or qualification, except to the extent the failure to be so registered, licensed or qualified or to be in such compliance will not have, in the case of Federal laws, or could not reasonably be expected to have, in the case of State laws, a Material Adverse Effect.

               4.13. INVESTMENT ADVISORY AGREEMENTS. Each of the investment advisory agreements, distribution agreements and shareholder or other servicing contracts to which the Borrower, any Subsidiary or other Investment Firm is a party is a legal, valid and binding obligation of the parties thereto enforceable against such parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), except for failures which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; and none of the Borrower, any Subsidiary or any other Investment Firm is in breach or violation of or in default under any such agreement or contract in any material respect which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The parties hereto understand that all clients have the right to terminate such investment advisory agreements at will.

               4.14. SUBSIDIARIES AND OTHER OWNERSHIP INTERESTS. The Subsidiaries listed on SCHEDULE 4.14 hereto constitute the only Subsidiaries of the Borrower as at the date hereof. The Borrower has as at the date hereof, directly or indirectly, an equity or other ownership interest in each Investment Firm and each other Person listed on SCHEDULE 4.14; and other than as set forth on such schedule, the Borrower has no such interest, directly or indirectly, in any other Person.

               4.15. PURPOSE OF LOANS. The proceeds of the Loans shall be used by the Borrower (i) to refinance loans outstanding under the Existing Facility,
(ii) for working capital, capital expenditures and other general corporate purposes (including to make payments on the Zero-Coupon Bonds and any securities exchanged therefor and to make interest payments in respect of the Feline Prides Senior Notes), (iii) to make Acquisitions and other investments (including acquisitions of additional Capital Stock in Subsidiaries and Affiliates of the Borrower) and (iv) to pay fees and expenses to be incurred in connection with the foregoing and in connection with the execution and delivery of the Loan Documents.

               4.16. ACCURACY AND COMPLETENESS OF INFORMATION. To the best of the Borrower's knowledge, the documents furnished and the statements made in writing to the Lenders by or on behalf of the Borrower in connection with the negotiation, preparation or execution of this Agreement or any of the other Loan Documents, taken as a whole, do not contain any untrue statement of fact material to the credit worthiness of the Borrower or omit to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Lenders prior to the date hereof.

               4.17. PLEDGE AGREEMENTS. The provisions of the Pledge Agreements are effective to create in favor of the Administrative Agent a legal, valid and enforceable security interest in all right, title and interest of the Loan Party that is party thereto in the collateral covered thereby and all necessary actions have been taken to create a first priority perfected Lien in such collateral.

                         SECTION 5. CONDITIONS PRECEDENT

               5.1. CONDITIONS TO INITIAL LOANS. The agreement of each Lender to make its initial Loan is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the following conditions precedent:

               (a) LOAN DOCUMENTS. The Administrative Agent shall have received
          (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender and (ii) the Pledge Agreements, each executed and delivered by a duly authorized officer of the parties thereto, with a counterpart or a conformed copy for each Lender.

               (b) RELATED AGREEMENTS. The Administrative Agent shall have received true and correct copies of each of the existing Revenue Sharing Agreements and any purchase agreements executed in connection with an Acquisition or proposed Acquisition (either of which is expected to occur on or after the Closing Date), and such other documents or instruments as may be reasonably requested by the Administrative Agent (including a copy of any debt instrument, security agreement or other material contract to which the Borrower or any Subsidiary may be a party).

               (c) NOTES. The Administrative Agent shall have received, for the account of each Lender that has requested the same, a Note made by the Borrower conforming to the requirements of this Agreement, and executed by a duly authorized officer of the Borrower.

               (d) BORROWER CERTIFICATE. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of EXHIBIT C, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by two Responsible Officers.

               (e) CORPORATE PROCEEDINGS OF THE LOAN PARTIES. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or similar governing body) of each Loan Party authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party, (ii) in the case of the Borrower only, the borrowings contemplated hereunder and
          (iii) the granting by it (to the extent applicable) of the Liens created pursuant to the Pledge Agreements, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

               (f) INCUMBENCY CERTIFICATE. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

               (g) CORPORATE DOCUMENTS. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws (or similar organizational documents) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

               (h) FEES. All fees payable by the Borrower to the Administrative Agent, the Arranger and any Lender on or prior to the Closing Date pursuant to this Agreement or pursuant to the Commitment Letter and Fee Letter, each dated April 18, 2002, among Bank of America, the Arranger and the Borrower shall have been paid in full, in each case in the amounts and on the dates set forth herein or therein.

               (i) ATTORNEY COSTS. The Administrative Agent shall have received evidence of payment by the Borrower of all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (PROVIDED that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

               (j) LEGAL OPINION. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Goodwin Procter LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of EXHIBIT D. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

               (k) PLEDGED STOCK AND OTHER EQUITY INTERESTS; TRANSFER POWERS. The Administrative Agent shall have received all certificates representing the shares of Capital Stock pledged pursuant to the Pledge Agreements, together with an undated transfer power, in form and substance satisfactory to the Administrative Agent, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

               (l) ACTIONS TO PERFECT LIENS. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Pledge Agreements shall have been completed.

               (m) LIEN SEARCHES. The Administrative Agent shall have received the results of a recent search, by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower and the other Loan Parties, and the results of such search shall be satisfactory to the Administrative Agent.

               (n) EXISTING FACILITY. The Administrative Agent shall have received evidence satisfactory to it that all accrued but unpaid fees payable and all principal of and accrued but unpaid interest on any loans made under the Existing Facility shall be paid in full from the proceeds of the first advance hereunder and that the Existing Facility shall thereupon be terminated and that all Liens securing the obligations under the Existing Facility have been, or concurrently with the Closing Date will be, released.

               5.2. CONDITIONS TO EACH LOAN. The agreement of each Lender to make any Loan requested to be made by it on any date (including its initial Loan but excluding any repricing or conversion of any then outstanding Loan) is subject to the satisfaction of the following conditions precedent:

               (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date; PROVIDED that (i) representations and warranties made with reference to a specific date shall remain true and correct as of such date only and
          (ii) representations and warranties shall not be required to remain true to the extent changes have resulted from actions permitted hereunder.

               (b) NO DEFAULT. No Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

               (c) NOTICE OF BORROWING. The Administrative Agent shall have received a notice of borrowing pursuant to SECTION 2.2 (or in the case of Swingline Loans, pursuant to SECTION 2.8).

               (d) USE OF PROCEEDS. A Responsible Officer shall have delivered to the Administrative Agent a certificate to the effect that the proceeds of such Loan will be used in accordance with SECTION 4.15 and specifying in reasonable detail the proposed use of the proceeds thereof; PROVIDED that with respect to borrowings of Swingline Loans, such information may be given by telephone and confirmed promptly in writing.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this SECTION 5.2 have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

               The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

               6.1. FINANCIAL STATEMENTS. Furnish to the Administrative Agent (which shall promptly furnish to the other Lenders):

               (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, copies of the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, and setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated statements only, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

               (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, copies of the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, and setting forth

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          in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (subject, in the case of interim financial statements, to year end adjustments and the absence of footnotes).

               6.2. CERTIFICATES; OTHER INFORMATION. Furnish to the Administrative Agent (which shall promptly furnish to the other Lenders):

               (a) concurrently with the delivery of the financial statements referred to in SECTION 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default, except as specified in such certificate;

               (b) concurrently with the delivery of the financial statements referred to in SECTIONS 6.1(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer (A) stating that, to the best of such Officer's knowledge, no Default exists, except as specified in such certificate; (B) containing a computation of each of the financial ratios and restrictions set forth in SECTION 7.1; and (C) describing in reasonable detail any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary and (ii) a listing for each Investment Firm of its aggregate assets under management as of the end of the period covered by such financial statements;

               (c) within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

               (d) within five Business Days after the consummation of any Acquisition of a new Investment Firm for which more than $5,000,000 in aggregate consideration was paid (including any non-cash consideration), (A) copies of the most recent audited (and, if later, or, if audited statements are not available, unaudited) financial statements of the Investment Firm which is the subject of such Acquisition, (B) copies of the purchase agreement or other acquisition document (including any Revenue Sharing Agreement) executed or to be executed by the Borrower or any Subsidiary in connection with such Acquisition, (C) an unaudited PRO FORMA consolidated balance sheet of the Borrower and its Subsidiaries as at a recent date but prepared as though the closing of such Acquisition had occurred on or prior to such date and related PRO FORMA calculations, indicating compliance on a PRO FORMA basis as at such date and for the periods then ended with the financial covenants set forth in SECTION 7.1 and (D) a copy of the most recent Form ADV, if any, filed under the Investment Advisers Act in respect to any Investment Firm which is the subject of such Acquisition;

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               (e) concurrently with the delivery of the financial statements referred to in SECTIONS 6.1(a) and (b), with respect to the consummation of any Acquisition during the most recently ended fiscal quarter of the Borrower of a new Investment Firm for which no more than $5,000,000 in aggregate consideration was paid (including any non-cash consideration), (A) copies of the most recent audited (and, if later, or, if audited statements are not available, unaudited) financial statements of the Investment Firm which is the subject of such Acquisition, (B) copies of the purchase agreement or other acquisition document (including any Revenue Sharing Agreement) executed or to be executed by the Borrower or any Subsidiary in connection with such Acquisition, (C) an unaudited PRO FORMA consolidated balance sheet of the Borrower and its Subsidiaries as at a recent date but prepared as though the closing of such Acquisition had occurred on or prior to such date and related PRO FORMA calculations, indicating compliance on a PRO FORMA basis as at such date and for the periods then ended with the financial covenants set forth in SECTION 7.1 and (D) a copy of the most recent Form ADV, if any, filed under the Investment Advisers Act in respect to any Investment Firm which is the subject of such Acquisition;

               (f) concurrently with the delivery of the financial statements referred to in SECTIONS 6.1(a) and (b), notice of the consummation of any Acquisition of additional Capital Stock of an existing Investment Firm during the most recently ended fiscal quarter of the Borrower;

               (g) promptly, such additional financial and other information and documents (including a copy of any debt instrument, security agreement or other material contract to which the Borrower or any Subsidiary may be party) as any Lender may, through the Administrative Agent, from time to time reasonably request.

          Documents required to be delivered pursuant to SECTION 6.1(a) or (b) or SECTION 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower's website on the Internet at the website address listed on SCHEDULE I; or (ii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or a website sponsored by the Administrative Agent); PROVIDED that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and immediately following such notification the Borrower shall provide to the Administrative Agent by electronic mail electronic versions (I.E., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by SECTION 6.2(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility

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to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

               6.3. PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the applicable Subsidiary, as the case may be, and (ii) where the failure to do so could not have a Material Adverse Effect.

               6.4. CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Continue to engage in business of the same general type as now conducted and purported to be conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, registrations, licenses, privileges and franchises necessary or desirable in the normal conduct of its business (including all such registrations under the Investment Advisers Act and all material investment advisory agreements, distribution agreements and shareholding and other administrative servicing contracts) except as otherwise permitted pursuant to
SECTION 7.5 and except for failures which individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect; comply, and to the extent reasonably within its control, cause each Investment Firm and Fund (which is sponsored by an Investment Firm) to comply, with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               6.5. MAINTENANCE OF PROPERTY; INSURANCE. Keep all property useful and necessary in its business in good working order and condition, except where the failure to do so would not have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, except where the failure to do so would not have a Material Adverse Effect, and furnish to the Administrative Agent, upon request, full information as to the insurance carried.

               6.6. INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of records and account in which full, true and correct entries, in all material respects in conformity with all Requirements of Law and sufficient to permit the preparation of financial statements in accordance with GAAP, shall be made of all dealings and transactions in relation to its business and activities, except, in the case of Requirements of Law, where the failure to do so would not have a Material Adverse Effect; and permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and upon at least three days prior notice or such lesser period of time as may be acceptable to the Borrower or the relevant Subsidiary, as the case may be, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (PROVIDED that with respect to Subsidiaries, other than during the existence of a Default, the Borrower shall have complied with this obligation if it shall

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have used its commercially reasonable efforts to cause its Subsidiaries to allow the Administrative Agent and/or the applicable Lender pursuant to the foregoing terms and conditions to visit and inspect the properties of such Subsidiaries and examine and make abstracts from any of the books and records of such Subsidiaries and to discuss the business, operations, properties and financial and other condition of such Subsidiaries with officers and employees of such Subsidiaries and with their independent certified public accountants).

               6.7. NOTICES. Promptly give notice to the Administrative Agent and each Lender of:

               (a) the occurrence of any Default;

               (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any Subsidiary or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any Subsidiary and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

               (c) any litigation or proceeding affecting the Borrower or any Subsidiary or any "affiliated person" of the Borrower or any Subsidiary within the meaning of the Investment Company Act in which
          (i) the amount involved is $7,500,000 or more and not covered by insurance or (ii) injunctive or similar relief is sought and which, in the case of this CLAUSE (ii), could reasonably be expected to have a Material Adverse Effect;

               (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:
          (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

               (e) any suspension or termination of the registration of any Subsidiary or other Investment Firm as an investment adviser under the Investment Advisers Act, or of any registration as a broker-dealer under the Securities Acts or under any applicable state statute which is material to the business thereof, or any cancellation or expiration without renewal of any investment advisory agreement, distribution agreement or shareholder or other administrative servicing contract to which the Borrower or any Subsidiary or other Investment Firm is a party the revenues under which have exceeded in the most recent fiscal year of the Borrower or such Investment Firm, as the case may be, $10,000,000;

               (f) any event which could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole;

               (g) any public announcement by Moody's or S&P of any change in the Debt Rating; and

               (h) the creation or acquisition of a new Subsidiary.

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Each notice pursuant to this SECTION 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto, if any.

               6.8. STOCK PLEDGES. Promptly upon the consummation of the Acquisition of an Investment Firm or the formation of any new Subsidiary, execute and deliver or cause to be executed and delivered to the Administrative Agent a Pledge Agreement Supplement with respect to the pledge of the Capital Stock of such Investment Firm or new Subsidiary, held directly or indirectly (through a wholly-owned Subsidiary) by the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, together with evidence in form and substance reasonably satisfactory to the Administrative Agent that all deliveries, filings, recordings, registrations and other actions, including the delivery of any certificates representing such Capital Stock, together, in the case of stock certificates, with an undated transfer power, in form and substance reasonably satisfactory to the Administrative Agent, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by such Pledge Agreement Supplement shall have been completed. Notwithstanding the foregoing, neither the Borrower nor any Subsidiary shall be required to pledge to the Administrative Agent more than 65% of the Capital Stock of any foreign Subsidiary.

               6.9. GUARANTEES. Promptly after any Person becomes a wholly-owned Subsidiary of the Borrower (and in any event within 10 days), cause such wholly-owned Subsidiary to (a) become a guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Pledge Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in SECTIONS 5.1(e), (f) and (g) and, if requested by the Administrative Agent, a favorable opinion of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in CLAUSE (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

                          SECTION 7. NEGATIVE COVENANTS

               The Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:


               7.1.    FINANCIAL CONDITION COVENANTS.

               (a) MAINTENANCE OF NET WORTH. Permit Consolidated Net Worth at any time during any period to be less than the sum of (i) $483,000,000, PLUS (ii) 100% of the net cash proceeds (including any cash proceeds of non-cash proceeds) of any net issuances by the Borrower of any Capital Stock and any equity contributions to it after the Closing

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          Date, PLUS (iii) 50% of the positive Consolidated Net Income, if any, for each completed fiscal quarter of the Borrower after June 30, 2002.

               (b) INTEREST COVERAGE RATIO. Permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense for any Computation Period to be less than 3.00 to 1.00.

               (c) LEVERAGE RATIO. Permit the ratio of (i) the remainder of Total Indebtedness MINUS a maximum of $50,000,000 of cash and Cash Equivalents of the Borrower and its Subsidiaries as of the end of any Computation Period to (ii) Adjusted Consolidated EBITDA for such Computation Period to exceed 3.25 to 1.00.

               7.2. LIMITATION ON INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

               (a) Indebtedness of the Borrower under this Agreement and the other Loan Documents;

               (b) unsecured Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary or secured Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary;

               (c) Indebtedness of any Subsidiary incurred to finance its working capital (or the working capital of any of its Subsidiaries), in an aggregate principal amount not exceeding as to any Subsidiary $2,500,000 at any time outstanding;

               (d) Indebtedness of the Borrower incurred to finance its acquisition of fixed or capital assets (whether pursuant to a deferred purchase arrangement with a vendor, a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding $2,500,000 at any time outstanding;

               (e) Indebtedness of a Person which becomes a Subsidiary after the date hereof; PROVIDED that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (ii) immediately after such Person becomes a Subsidiary, no Default shall have occurred and be continuing;

               (f) Subordinated Indebtedness;

               (g) Indebtedness of the Borrower and its Subsidiaries existing on the date hereof, as described on SCHEDULE 7.2(g), and any Indebtedness exchanged for the Zero-Coupon Bonds and the Feline Prides Senior Notes, which Indebtedness is on economic terms, as a whole, at least as favorable to the Borrower as the Zero-Coupon Bonds and the Feline Prides Senior Notes, respectively, and on other terms, as a whole, not more onerous to the Borrower than the Zero-Coupon Bonds and the Feline Prides Senior Notes, respectively (IT BEING UNDERSTOOD AND AGREED that
          SECTION 7.8 shall not limit the ability of the Borrower to consummate such exchange);

                                      -42-
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               (h) Indebtedness of the type described in CLAUSE (g) of the definition of Indebtedness incurred by the Borrower or any Subsidiary in the ordinary course of business with reputable financial institutions and not for speculative purposes;

               (i) Indebtedness in the nature of deferred compensation to employees in an aggregate principal amount not exceeding as to the Borrower and its Subsidiaries $10,000,000 at any time outstanding;

               (j) Indebtedness of any Subsidiary in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; provided that the sum of all Indebtedness of all Subsidiaries under this
          SECTION 7.2(j) shall not exceed $25,000,000 at any time outstanding;

               (k) unsecured Indebtedness of the Borrower owing to any Subsidiary or any Affiliate of the Borrower or any Subsidiary not exceeding $80,000,000 in the aggregate at any time outstanding, in each case related to the Borrower's cash management program with its Affiliates;

               (l) Indebtedness of the Borrower incurred to finance its working capital (including any working capital lines of credit) in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;

               (m) Guarantee Obligations in respect of Indebtedness otherwise permitted under this SECTION 7.2; and

               (n) senior unsecured notes of the Borrower in an aggregate principal amount not to exceed $200,000,000; PROVIDED that such notes shall not be guaranteed by any Person that is not a Loan Party (subject to CLAUSE (m) above).

               7.3. LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

               (a) Liens for taxes, assessments and other governmental charges not yet due or which are being contested in good faith by appropriate proceedings; PROVIDED that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

               (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

               (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

               (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

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               (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

               (f) Liens securing Indebtedness of the Borrower or any Subsidiary permitted by SECTION 7.2(d) or 7.2(j) incurred to finance the acquisition of fixed or capital assets; PROVIDED that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by such Lien shall at no time exceed the purchase price of such property;

               (g) Liens on the property or assets of a Person which becomes a Subsidiary after the date hereof securing Indebtedness permitted by
          SECTION 7.2(e); PROVIDED that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such Person after the time such Person becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

               (h) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, (i) if appropriate legal proceedings which have been initiated for the review of such judgment, decree or order are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired or (ii) if such judgment, decree or order shall have been discharged, within 45 days of the entry thereof or execution thereof has been stayed pending appeal;

               (i) Liens created pursuant to the Pledge Agreements;

               (j) Liens existing, or provided for under arrangements existing, as of the date hereof as described on SCHEDULE 7.3(j); and

               (k) Liens securing Synthetic Lease Obligations permitted under
          SECTION 7.15.

               7.4. LIMITATION ON GUARANTEE OBLIGATIONS. Create, incur, assume or suffer to exist any Guarantee Obligation except guarantees by the Borrower or any Subsidiary or Investment Firm of obligations of any of the Subsidiaries, which obligations are otherwise permitted under this Agreement, and except for (a) other Guarantee Obligations not exceeding $1,500,000 in the aggregate at any time, (b) Guarantee Obligations which constitute Indebtedness permitted under SECTION 7.2, (c) Guarantee Obligations of Subsidiaries created pursuant to the Subsidiary Pledge Agreement, (d) Guarantee Obligations with respect to Indebtedness of any Person which shall be incurred by such Person in anticipation of a majority interest therein being acquired by the Borrower or any Subsidiary and which shall be outstanding for no more than 30 days in an aggregate principal amount for all such Guarantee Obligations not

                                      -44-
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exceeding $10,000,000 at any one time outstanding or (e) Guarantee Obligations created pursuant to the Headquarters Lease.

               7.5. LIMITATION ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets (each a "disposition"), or make any material change in its present method of conducting business; unless (i) with respect to a merger, consolidation or amalgamation of a Subsidiary, if prior to such event the Borrower owned in excess of a 50% ownership interest, then after such event the Borrower shall (x) own in excess of a 50% ownership interest in, (y) be the managing member or general partner (or a Person with similar rights and obligations) of (whether directly or through a wholly-owned Subsidiary), or (z) have no ownership interest in, such Subsidiary or the surviving Person of such merger, consolidation or amalgamation, (ii) with respect to the liquidation, winding up or dissolution of a direct or indirect Subsidiary, the assets of such Subsidiary shall have been transferred to the Borrower or another Loan Party and the other shareholders, partners or members of such Subsidiary, and (iii) with respect to any disposition described above, the Net Proceeds thereof shall have been applied as set forth in SECTION 3.2 to the extent required.

               7.6. LIMITATION ON SALE OF ASSETS. Convey, sell, lease, assign, transfer or otherwise dispose (including in connection with sale leaseback transactions) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly-owned Subsidiary, except:

               (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

               (b) the sale or other disposition of any property in the ordinary course of business;

               (c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

               (d) the sale, issuance or other disposition of the Capital Stock or other ownership interest of any Subsidiary or of an Investment Firm in which the Borrower owns an ownership interest to partners, officers, directors or employees of such Subsidiary or Investment Firm; PROVIDED that the Borrower shall comply with the terms of
          SECTION 3.2; and

               (e) the sale or other disposition of (i) all or substantially all the Capital Stock of a Subsidiary or Investment Firm (including both Capital Stock held by the Borrower and its Subsidiaries and by the other holders of Capital Stock of such Subsidiary or Investment Firm), or (ii) all or substantially all the assets of a Subsidiary or Investment Firm; PROVIDED that the Borrower shall comply with the terms of SECTION 3.2.

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               7.7.    LIMITATION ON LEASES. Permit the amount paid by the
Borrower for lease obligations under operating leases to which the Borrower is a party (including any such leases entered into in connection with sale leaseback transactions) for any fiscal year of the Borrower to exceed $5,000,000 in the aggregate or permit a Subsidiary to make any such payment in respect of lease obligations except to the extent that any such payment is made out of that portion of its revenues designated as Operating Cash Flow (and not Free Cash
Flow) under the relevant Revenue Sharing Agreement.

               7.8. LIMITATION ON DIVIDENDS. Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary in an aggregate amount exceeding, for the Borrower and its Subsidiaries, $500,000 in any one fiscal year; PROVIDED that the Borrower may repurchase shares of its common stock as long as no Default shall have occurred and be continuing or would result therefrom.

               7.9. LIMITATION ON CAPITAL EXPENDITURES. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except in the case of the Borrower, for expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower during the Commitment Period $20,000,000 and except in the case of a Subsidiary, expenditures in respect of fixed or capital assets to the extent that such expenditures are made out of that portion of its revenues designated as Operating Cash Flow (and not Free Cash Flow) under the relevant Revenue Sharing Agreement.

               7.10. LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

               (a) extensions of trade credit in the ordinary course of business;

               (b) investments in cash equivalents, including any such investment that may be readily sold or otherwise liquidated in any Fund for which any Subsidiary or other Investment Firm provides management, advisory or administrative services and which principally invests in cash equivalents;

               (c) any investment in or loan or advance to an Investment Firm or a Subsidiary or in any Person which, after giving effect to such investment, will become a Subsidiary or an Investment Firm, if, after giving effect to such investment, no Default shall have occurred and be continuing (PROVIDED that such Investment Firm or Subsidiary is engaged primarily in the Investment Management Business);

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               (d) loans to officers of the Borrower or any Subsidiary in an aggregate principal amount outstanding not to exceed $10,000,000;

               (e) (i) loans and advances to employees of the Borrower or any Subsidiary for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed $500,000 at any one time outstanding (other than as permitted in SECTION 7.10(f)) and (ii) in the case of a Subsidiary, loans and advances to employees for travel, entertainment and relocation expenses in the ordinary course of business to the extent that such loans and advances are made out of that portion of its revenues designated as Operating Cash Flow (and not Free Cash Flow) under the relevant Revenue Sharing Agreement;

               (f) to the extent made out of the portion of the revenues of a Subsidiary which is designated as Operating Cash Flow (and not Free Cash Flow) under the relevant Revenue Sharing Agreements;

               (g) other than as permitted in SECTION 7.10(f), investments in any Fund or financial product for which any Subsidiary provides management, advisory or administrative services in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

               (h) any purchase by the Borrower required by the Trust Indenture dated as of December 21, 2001 between the Borrower and First Union National Bank, as trustee (as supplemented by the First Supplemental Indenture between the Borrower and First Union National Bank, as trustee, dated as of December 21, 2001), and any purchase by the Borrower of the Zero-Coupon Bonds required by the Indenture dated as of May 7, 2001 between the Borrower and First Union National Bank, as trustee; and

               (i) Indebtedness received by the Borrower or any Subsidiary as consideration in a sale or other disposition permitted under SECTION 7.6(d) or (e) in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

               7.11. LIMITATION ON PAYMENTS OF SUBORDINATED INDEBTEDNESS. Make any payment (including any cash payment of interest) or prepayment on or redemption, defeasance or purchase of any Subordinated Indebtedness; PROVIDED that as long as no Default exists or would result therefrom and the terms of such Subordinated Indebtedness otherwise permit, the Borrower may make payments (including redemptions, defeasances or repurchases) in cash or otherwise due on
(a) the Subordinated Payment Notes as required thereunder in an aggregate amount not exceeding $60,000,000 during the term of this Agreement, (b) Subordinated Indebtedness constituting intercompany Indebtedness otherwise permitted hereunder, as required thereunder and (c) other Subordinated Indebtedness in an aggregate amount not exceeding $10,000,000 during the term of this Agreement.

               7.12. RESTRICTION ON AMENDMENTS TO REVENUE SHARING AGREEMENTS. Amend or modify the terms of a Revenue Sharing Agreement such that, as a result of such amendment or modification, a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, would occur.

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               7.13.   LIMITATION ON TRANSACTIONS WITH AFFILIATES. Except as
described on SCHEDULE 7.13 and as otherwise expressly permitted under this Agreement, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Borrower or a Subsidiary) unless such transaction is (a) otherwise expressly permitted under this Agreement or (b) in the ordinary course of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; PROVIDED that the following transactions shall be permitted under this SECTION 7.13: (i) the providing of business services by the Borrower or any Subsidiary to any Investment Firm in the ordinary course of business and (ii) transactions between the Borrower or any Subsidiary or any officer, director, individual stockholder, partner or member (or an entity wholly owned by such an individual) and any Fund or other Investment Company sponsored by the Borrower or any Subsidiary or for which the Borrower or any Subsidiary provides advisory, administrative, supervisory, management, consulting or similar services, that are otherwise permissible under the Investment Company Act, the Investment Advisers Act and the applicable management contracts.

               7.14. LIMITATION ON CHANGES IN FISCAL YEAR. Permit the fiscal year of the Borrower to end on a day other than December 31.

               7.15. LIMITATION ON SYNTHETIC LEASE OBLIGATIONS. Create, incur, assume or suffer to exist Synthetic Lease Obligations representing principal in an amount exceeding $25,000,000 in the aggregate at any one time outstanding.

               7.16. LIMITATION ON ACQUISITIONS. Make any Acquisition of an Investment Firm where the Capital Stock of such Investment Firm is held directly by any Person other than the Borrower or a wholly-owned Subsidiary; PROVIDED that non-wholly-owned Subsidiaries shall be permitted to make Acquisitions of Investment Firms if, at the time of consummation of any such Acquisition, the EBITDA of all Investment Firms (for the four fiscal quarters of the Borrower most-recently ended) held directly by Persons other than the Borrower or a wholly-owned Subsidiary does not exceed 5% of Consolidated EBITDA for the four fiscal quarters of the Borrower most recently ended (adjusted by giving effect on a pro forma basis to such Acquisition) (IT BEING UNDERSTOOD AND AGREED that the EBITDA of Investment Firms held directly by Persons other than the Borrower or a wholly-owned Subsidiary shall not be taken into account in calculating such 5% limit if such Person has pledged an amount of the Capital Stock of such Investment Firm that is at least proportionate to the Borrower's direct or indirect ownership interest in such Person). By way of illustration, if Subsidiary A, a non-wholly-owned direct Subsidiary of which the Borrower owns 80% of the Capital Stock, acquires 1,000 shares of the Capital Stock of Investment Firm A, the EBITDA of Investment Firm A would not count towards the 5% limit if Subsidiary A pledges at least 800 shares of the Capital Stock of Investment Firm A (I.E., 1,000 shares TIMES 80%).

                          SECTION 8. EVENTS OF DEFAULT

               If any of the following events shall occur and be continuing:

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               (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

               (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

               (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in (i)
          SECTION 6.4, 6.7(a), 6.8, 6.9 or SECTION 7 hereof and, if such default is by a Loan Party other than the Borrower, such default shall continue unremedied for a period of 10 days after an officer of the Borrower obtains knowledge thereof; or (ii) Section 5 of either Pledge Agreement; or

               (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained herein or in any other Loan Document (other than as provided in SUBSECTIONS (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

               (e) The Borrower or any Subsidiary shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans) or in the payment of any other Guarantee Obligation, in either case in an outstanding principal amount in excess of $5,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

               (f) (i) The Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in CLAUSE (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Subsidiary, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in CLAUSE (i), (ii) or
          (iii) above; or (v) the Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

               (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan maintained by the Borrower or any Subsidiary, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan,
          (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in CLAUSES (i) through
          (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or

               (h) One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance or indemnification) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

               (i) (i) Any Loan Document shall cease, for any reason, to be in full force and effect, or any Loan Party that is a party thereto shall so assert, (ii) any Loan Party contests in any manner the validity or enforceability of any Loan Document or (iii) the Lien created by any of the Pledge Agreements shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

               (j) A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in SECTION 8(f) with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this

Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:
(i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                       SECTION 9. THE ADMINISTRATIVE AGENT

               9.1. APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

               9.2. DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact selected by it with reasonable care.

               9.3. LIABILITY OF ADMINISTRATIVE AGENT. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or
(b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

               9.4. RELIANCE BY ADMINISTRATIVE AGENT. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

               (b) For purposes of determining compliance with the conditions specified in SECTION 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

               9.5. NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "Notice of Default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with SECTION 8; PROVIDED that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

               9.6. CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent

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to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

               9.7. INDEMNIFICATION OF ADMINISTRATIVE AGENT. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), PRO RATA, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; PROVIDED that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; PROVIDED that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other obligations under the Loan Documents and the resignation of the Administrative Agent.

               9.8. ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

               9.9. SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders; PROVIDED that any such resignation by Bank of America shall also constitute its resignation as Swingline Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Swingline Lender and the respective terms "Administrative Agent" and "Swingline Lender" shall mean such successor administrative agent and swingline lender, the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring Swingline Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Swingline Lender or any other Lender. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this SECTION 9 and SECTION 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

               9.10. ADMINISTRATIVE AGENT MAY FILE PROOF OF CLAIM. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

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               (a) to file and prove a claim for the whole amount of the
          principal and interest owing and unpaid in respect of the Loans and all other obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under SECTIONS 2.4 and 10.5) allowed in such judicial proceeding; and

               (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under SECTIONS 2.4 and 10.5.

          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans or obligations under the Loan Documents or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

               9.11. COLLATERAL AND GUARANTY MATTERS. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

               (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of the Loans and all other obligations under the Loan Documents (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to SECTION 10.1, if approved, authorized or ratified in writing by the Lenders; and

               (b) to release any guarantor from its obligations under any guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release any guarantor from its obligations under any guarantee pursuant to this SECTION
9.11. The Administrative Agent will use commercially reasonable efforts to notify the Lenders of any release of a Lien pursuant to SECTION 9.11(a)(ii) or release of a guarantor pursuant to SECTION 9.11(b).

               9.12. OTHER AGENTS; ARRANGERS AND MANAGERS. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                            SECTION 10. MISCELLANEOUS

               10.1. AMENDMENTS AND WAIVERS. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this
SECTION 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; PROVIDED that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of final maturity of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender directly affected thereby, or (ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders or change any other provision specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Pledged Collateral or release any Loan Party from its guarantee, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of SECTION 10.7 without the written consent of all of the Lenders, or (iv) amend, modify or waive any provision of SECTION 9 without the written consent of the then Administrative Agent; PROVIDED, FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement. Subject to the provisos in the prior sentence, any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

               (b) In addition to amendments effected pursuant to the foregoing PARAGRAPH(a), this Agreement shall be amended to include a prospective Lender as a party hereto upon the execution and delivery of a Joinder Agreement as contemplated in SECTION 2.3(e).

               10.2. NOTICES. (a) Unless otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission and, subject to CLAUSE (c) below, electronic mail transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of facsimile or telecopy notice, when received, addressed as set forth in SCHEDULE I, or to such other address as may be hereafter notified by the respective parties hereto; PROVIDED that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to SECTION 2.2, 2.5, 3.1,
3.3 or 3.8 shall not be effective until received.

               (b) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of requests for Swingline Loans) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms of any telephonic notice, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

               (c) Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in SECTION 6.2, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

               10.3. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               10.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder through the Termination Date.

               10.5. PAYMENT OF EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and the consummation and administration of the transactions contemplated hereby and thereby, including Attorney Costs of the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents during the continuance of an Event of Default, including Attorney Costs of each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes other than Non-Excluded Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify, and hold each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with (i) the execution, delivery, enforcement, performance and administration of this Agreement or any other Loan Documents or (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom (all the foregoing in this CLAUSE (d), collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of the Administrative Agent or any such Lender or (ii) legal proceedings commenced against the Administrative Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such; and PROVIDED FURTHER that nothing in CLAUSE (d) above shall be construed as imposing any obligation on the Borrower to reimburse any Lender (other than Bank of America in its capacity as Administrative Agent) for Attorney Costs in connection with its entering into this Agreement (including the Attorney Costs of counsel reviewing the Loan Documents). Any statement for Attorney Costs of the Administrative Agent and the Lenders payable by the Borrower pursuant to this SECTION 10.5 shall be sent to a Responsible Officer of the Borrower within six months of the termination of the event giving rise to such expenses. The agreements in this Section shall survive resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Loans and all other amounts payable hereunder.

               10.6.   SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

               (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such

Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; PROVIDED that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in SECTION 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of SECTIONS 3.10, 3.11 and 3.12 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; PROVIDED that, in the case of SECTION 3.11, such Participant shall have complied with the requirements of said Section and PROVIDED, FURTHER, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

               (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of each of the Administrative Agent and, so long as no Event of Default has been continuing for a period of 30 or more days, the Borrower (which in each case shall not be unreasonably withheld or delayed), to an additional bank or financial institution (an "ASSIGNEE") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Assumption, substantially in the form of EXHIBIT E, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Administrative Agent and the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register; PROVIDED that, in the case of any such assignment to an additional bank or financial institution (other than an assignment of all the assigning Lender's rights and obligations with respect to the Commitments), the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused Commitments being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused Commitments remaining with the assigning Lender are each not less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent). Upon such execution, delivery, acceptance and recording pursuant to CLAUSE (e) below, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

               (d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (e) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Administrative Agent with the approval of the Borrower, if required) together with payment by the Lenders parties thereto to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

               (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee approved by the Borrower (which approval shall only be required so long as no Event of Default has been continuing for a period of 30 or more days), which approval, if required, shall not be unreasonably withheld or delayed, subject to the provisions of SECTION 10.15, any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement; PROVIDED that prior to such disclosure each such prospective Transferee shall have executed a confidentiality agreement substantially in the form of Exhibit F.

               (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

               10.7. ADJUSTMENTS; SET-OFF. (a) If any Lender (a "BENEFITED LENDER") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in SECTION 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; PROVIDED that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

               (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application.

               10.8. COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

               10.9. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               10.10. INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

               10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

               10.12. SUBMISSION TO JURISDICTION; WAIVERS. The Borrower hereby irrevocably and unconditionally:

               (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

               (b) consents that any such action or proceeding may be brought in (or removed to) such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in SECTION 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

               (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

               (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

               10.13.  ACKNOWLEDGEMENTS. The Borrower hereby acknowledges that:

               (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

               (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

               (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

               10.14. WAIVERS OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

               10.15. CONFIDENTIALITY. Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with this Agreement or
(b) obtained by such Lender based on a review of the books and records of the Borrower or any Subsidiary; PROVIDED that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender or to any Person who evaluates, approves, structures or administers the Loans on behalf of a Lender and who is subject to this confidentiality provision, (ii) to any Transferee or prospective Transferee which agrees in writing to comply with the provisions of this Section, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors who are directly involved in the execution of the transactions contemplated by this Agreement and have been informed of their obligations under this SECTION 10.15, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (notice of which shall be provided promptly to the Borrower), (vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the exercise of any remedy hereunder.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                   AFFILIATED MANAGERS GROUP, INC.


                                   By: /s/ Darrell W. Crate
                                       ------------------------------------
                                       Title: Executive Vice President

                                   BANK OF AMERICA, N.A., as Administrative
                                   Agent, as Swingline Lender and as a Lender


                                   By: /s/ Elizabeth W. Bishop
                                       ------------------------------------
                                       Title:

                                   THE BANK OF NEW YORK, as Syndication
                                   Agent and as a Lender


                                   By: /s/ Timothy J. Somers
                                       ------------------------------------
                                       Title: Vice President

                                   U.S. BANK NATIONAL ASSOCIATION, as a
                                   Lender


                                   By: /s/ Monika Kump
                                       ------------------------------------
                                       Title: Banking Officer

                                   JPMORGAN CHASE BANK, as a Lender


                                   By: /s/ Elisabeth N. Schwabe
                                       ------------------------------------
                                       Title: Managing Director

                                   CREDIT LYONNAIS NEW YORK BRANCH, as
                                   a Lender


                                   By: /s/ Sebastian Rocco
                                       ------------------------------------
                                       Title: Senior Vice President

                                   LASALLE BANK NATIONAL ASSOCIATION,
                                   as a Lender


                                   By: /s/ Brian Greenblatt
                                       ------------------------------------
                                       Title: Senior Vice President

                                                                       ANNEX I

                                  PRICING GRID


======= ================== ===================== ===================== ===================
Pricing    Debt Ratings    Applicable Margin for Applicable Margin For
 Level      S&P/Moody's       Eurodollar Loans          ABR Loans      Commitment Fee Rate
------- ------------------ --------------------- --------------------- -------------------
   1    BBB/Baa2 or higher          1.25%                 0.00%               0.20%
------- ------------------ --------------------- --------------------- -------------------
   2         BBB-/Baa3              1.50%                 0.00%               0.25%
------- ------------------ --------------------- --------------------- -------------------
   3      BBB- and Ba1 or           1.75%                 0.25%               0.375%
           BB+ and Baa3
------- ------------------ --------------------- --------------------- -------------------
   4          BB+/Ba1               2.00%                 0.50%               0.375%
------- ------------------ --------------------- --------------------- -------------------
   5          BB/Ba2                2.25%                 0.75%               0.50%
======= ================== ===================== ===================== ===================





                                                                      SCHEDULE I

                               LENDER COMMITMENTS


A. Commitments

============================================== ============================== =============================
                  Lender                                Commitment                     Percentage
---------------------------------------------- ------------------------------ -----------------------------
Bank of America, N.A.                                  $ 55,000,000                     22.0000%
---------------------------------------------- ------------------------------ -----------------------------
The Bank of New York                                   $ 50,000,000                     20.0000%
---------------------------------------------- ------------------------------ -----------------------------
U.S. Bank National Association                         $ 35,000,000                     14.0000%
---------------------------------------------- ------------------------------ -----------------------------
JPMorgan Chase Bank                                    $ 30,000,000                     12.0000%
---------------------------------------------- ------------------------------ -----------------------------
Credit Lyonnais New York Branch                        $ 30,000,000                     12.0000%
---------------------------------------------- ------------------------------ -----------------------------
LaSalle Bank National Association                      $ 25,000,000                     10.0000%
---------------------------------------------- ------------------------------ -----------------------------
ING Capital LLC                                        $ 25,000,000                     10.0000%
---------------------------------------------- ------------------------------ -----------------------------
Total                                                  $250,000,000                    100.0000%
============================================== ============================== =============================

(This Schedule has been amended to reflect the increase of commitments to $250,000,000.)